Exhibit 3.01
CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION OF
DIGITAL IMAGING RESOURCES INC
Digital Imaging Resources Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:
     FIRST: That, by the Unanimous Written Consent dated December 4, 2007 of the Board of Directors of Digital Imaging Resources Inc., resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and directing that such amendment be considered by the stockholders of this Corporation for action by written consent pursuant to Section 228 of the General Corporation Law of the State of Delaware. The resolution setting forth the proposed amendment is as follows:
          RESOLVED THAT, a new Article Eleventh of the Certificate of Incorporation reading as follows shall be added thereto:
ELEVENTH: That each fifteen (15) shares of previously authorized Common Stock issued and outstanding immediately prior to the effective date of this Certificate of Amendment shall, upon the effective date of this Certificate of Amendment pursuant to the DGCL, without the necessity of any further action, automatically be combined into and immediately represent one (1) validly issued, fully paid and non-assessable share of Common Stock of the Corporation, par value $0.001 per share. The Corporation shall not issue fractional shares with respect to the combination. Any fractional share that would otherwise be issued will be rounded up to the next whole share.
     SECOND: That thereafter, pursuant to resolution of its Board of Directors, the written consents of stockholders of this Corporation, in accordance with Section 228 of the General Corporation Law, holding the necessary number of shares as required by statute, considered the proposed amendment, consented to such amendment and approved the action taken by this Corporation’s Board of Directors.
     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
     FOURTH: That the capital of said Corporation shall not be reduced under or by reason of said amendment.

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     IN WITNESS WHEREOF, said Digital Imaging Resources Inc. has caused this Certificate to be signed by Joseph Bellantoni, its President, this 6th day of February, 2008.

Digital Imaging Resources Inc.
/s/ Joseph R. Bellantoni
Joseph Bellantoni, President

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